Exhibit 10.17

                              Consulting Agreement

Between: American Pallet Leasing, Inc. (hereinafter APL) and L. Kerry McAbee (hereinafter the consultant)
This agreement, by and between APL and the consultant witness that:

In consideration of the mutual promises hereinafter set forth, APL and consultant do hereby agree as follows

      1. This agreement pertains to consulting services and advice to be furnished to APL by the consultant during the period commencing September 15, 2004 and ending December 31, 2004. During the period of the agreement the consultant will devote as many days of service as needed to APL as requested from time to time by APL and mutually agreed upon in advance. The amount paid for said services under this agreement exclusive of travel and living expenses shall be one hundred dollars ($100) per hour in a consulting capacity to APL. Assignment of this agreement or of any interest therein by either party, or of any payment due or to become due hereunder, without prior written consent of the other party, shall be void.

      2. Consultant will participate as a consultant and advisor in the field and technologies of their expertise.

      3. The sum stated in paragraph one (1) above will compensate consultant for services rendered

      4. The work contemplated under this agreement may require that consultant have access to information which is proprietary and/or confidential to APL. Consultant agrees not to publish or otherwise disclose to persons outside APL, without specific permission, any proprietary and/or confidential information acquired from APL by him or her as a result of participation in studies under this agreement; nor to use said information for any purposes other than consultation with APL. APL shall designate in writing all information which it considers to be confidential.

      5. It is understood that this agreement is not intended to restrict consultant's use or disclosure of information which (i) is or later becomes publicly known under circumstances involving no breach of this agreement; (ii) was already known to consultant (other than by previous disclosure to him or her by APL or through services performed by him or her for APL) as evidenced by his or her written records, (iii) is lawfully and in good faith made available to consultant without restriction on disclosure by a third party; or
            (iv) which is created or originated by consultant outside this consultation. It is further agreed and understood that specific information disclosed to consultant by APL shall not be deemed to be available to the public or in his or her prior possession merely because it is embraced by more general information available to the public or in his or her prior possession. Consultant will not publish on the specific work covered by this agreement without first providing APL with a reasonable opportunity to

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            review an comment on the contemplated publication for the purpose of protecting its interest in any patentable subject matter referred to therein.

      6. Consultant will communicate findings, conclusions, recommendations, and supporting data and analyses to APL, and any such reports shall become the property of APL.

      7. It is agreed and consultant agrees that any and all inventions and discoveries, whether or not patentable, which consultant conceives and/or makes within the consulting period and which are a direct result of his consulting with APL under this agreement and/or a direct result of confidential information received from APL shall be the property of APL. Consultant further agrees that he or she will, upon request by APL, promptly execute all applications, assignments, or other instruments which APL shall deem necessary or useful in order to apply for and obtain Letters Patent in the United States and any foreign countries for such inventions and discoveries. It is understood that APL will bear the cost of any such patent filing and prosecution.

      8. Consultant is an independent contractor under this agreement. He or she is not an employee of APL and will not be entitled to participate in or receive any benefit or right as an APL employee under any APL employee benefit and welfare plans, including, without limitations, employee insurance, pension, savings and security plans as a result of his or her entering into this agreement.

      9. It is understood that this agreement will run the full term stated in paragraph one (1) above at which time it will be renewable as mutually agreed by the parties. The agreement may be terminated by either party upon 1 day(s) notice.

      10. Tim Bumgarner shall represent APL in administering this agreement and must make and approve all request for consultant's services in order for such services to qualify for payment pursuant to paragraph three (3) of this agreement. Tim Bumgarner may by written notice appoint another designated representative for the above purposes.

      11. This agreement is the sole agreement between consultant and APL with respect to consulting service to be performed during the term of this agreement and it supersedes all prior agreements and understandings with respect thereto. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both consultant and a duly authorized representative of APL.

      12. This agreement shall be construed, interpreted, and applied in accordance with laws of the Commonwealth of Iowa.

ACCEPTED AND AGREED TO:

APL (Tim Bumgarner)                       L. Kerry McAbee

/s/ Tim  Bumgarner                        /s/ L. Kerry McAbee
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